Exhibit 4.3

MOTOROLA SOLUTIONS AMENDED AND RESTATED

OMNIBUS INCENTIVE PLAN OF 2015,

EFFECTIVE AS OF MAY 17, 2022

1. Purpose. The purposes of the Motorola Solutions Amended and Restated Omnibus Incentive Plan of 2015, effective as of May 17, 2022 (the “Plan”) are (a) to encourage outstanding individuals to accept or continue employment with Motorola Solutions, Inc. (“Motorola Solutions” or the “Company”) and its Subsidiaries (as defined below) or to serve as directors of Motorola Solutions, and (b) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Motorola Solutions’ stockholders by providing them equity-based awards and other stock and cash incentives. Prior to the amendment and restatement on May 17 2022 (the “Restatement Date”), the Plan was amended and restated on May 18, 2015, and prior to that, the Plan was formerly known as the Motorola Solutions Omnibus Incentive Plan of 2006, as Amended and Restated November 8, 2011. All references to the Motorola Solutions Omnibus Incentive Plan of 2006 or the Motorola Solutions Omnibus Incentive Plan of 2015 contained in any (i) future award agreements, other grant materials or correspondence to participants or (ii) other Company plans, after the Restatement Date, shall also be deemed to refer to this Plan.

2. Administration. The Plan will be administered by a Committee (the “Committee”) of the Motorola Solutions Board of Directors (the “Board”) consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a)

the Securities and Exchange Commission (the “SEC”) may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”); and

(b)	the New York Stock Exchange (the “NYSE”) may establish pursuant to its rule-making authority.

The Compensation and Leadership Committee shall serve as the Committee administering the Plan until such time as the Board designates a different Committee. Notwithstanding the foregoing, in the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

The Committee shall have the discretionary authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of any award or other benefits at or after grant, to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award or other benefit granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola Solutions and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by or electronic confirmation of all the Committee members. The Committee may authorize, consistent with applicable law, one or more officers of the Company to select employees to participate in the Plan and to determine the number of awards to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act.

3. Participants. Participants may consist of all employees of Motorola Solutions and its Subsidiaries and all non-employee directors of Motorola Solutions; provided, however, the following individuals shall be excluded from participation in the plan: (a) contract labor (including without limitation contractors, consultants, contract employees and job shoppers) regardless of length of service; (b) employees whose base wage or base salary is not processed for payment by Motorola Solutions or any Subsidiary or any designee which administers the payroll function on behalf of the Company; (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for service. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola Solutions and which Motorola Solutions consolidates for financial reporting purposes shall be a “Subsidiary” for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

4. Shares Available under the Plan. There is hereby reserved for issuance under the Plan as of the Restatement Date an aggregate of 16,650,000 shares of Motorola Solutions’ common stock, which represents an increase of 4,650,000 additional shares to the 12,000,000 shares of Motorola Solutions’ common stock previously approved by Motorola Solutions’ stockholders prior to the Restatement Date. If there is (i) a lapse, expiration, termination, forfeiture or cancellation of any award or other benefit under this Plan, prior to the issuance of shares thereunder or (ii) any award or other benefit granted under this Plan is settled in cash, then the shares subject to these awards or other benefits shall be added to the shares available for benefits under the Plan. Except as otherwise provided in the Plan, shares covered by a benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Each stock-settled SAR will count as one share of Motorola Solutions common stock, notwithstanding the fact that the net shares delivered upon exercise may be less than the number of stock-settled SARs granted. Any shares of Motorola Solutions’ common stock retained by Motorola Solutions or exchanged by an optionee as full or partial payment of the Exercise Price under any Stock Option exercised under the Plan (including by virtue of a “net exercise” of a Stock Option) and any shares retained by Motorola Solutions to comply with applicable income tax withholding requirements for any award or any other benefit under the Plan (including by virtue of a “net exercise” of a Stock Option), shall be treated as issued and deducted from the aggregate number of shares available for benefits under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola Solutions. Any shares reacquired by Motorola Solutions on the open market or otherwise using cash proceeds from the exercise of Stock Options will not be added (or added back, as applicable) to the aggregate number of shares available under this Section 4 of the Plan. Up to 16,650,000 of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)); provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the participant during any calendar year with respect to shares whose aggregate Fair Market Value exceeds $100,000 (regardless of whether such Incentive Stock Options were granted under the Plan), such Stock Options shall be treated as nonqualified Stock Options.

Under the Plan, no employee may receive in any calendar year (i) Stock Options relating to more than 1,000,000 shares or (ii) SARs relating to more than 1,000,000 shares. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee director in any one calendar year be granted compensation, including any cash compensation and equity-based compensation, for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $1,000,000 for any non-employee director other than the non-executive chair of the Board, or $1,500,000 for the non-executive chair of the Board. Compensation for this purpose includes all cash and equity-based remuneration payable to a non-employee director, other than reimbursement for expenses, and shall include: retainer fees for service on the Board; fees for serving as Chairman of the Board or for serving as Chairman or member of any committee of the Board; compensation for work performed in connection with service on a committee of the Board or at the request of the Board, any committee of the Board or a Chief Executive Officer; or any other kind or other category of fees or payments which may be put into effect in the future. If, under this Plan, a participant has elected to give up the right to receive compensation in exchange for shares of common stock based on Fair Market Value, such shares of common stock will not count against the aggregate share limit set forth in the first sentence of this Section 4.

The shares reserved for issuance and each of the limitations set forth above shall be subject to adjustment in accordance with Section 15 hereof.

5. Types of Benefits. Benefits under the Plan shall consist of Stock Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Cash Awards, and Other Stock or Cash Awards, all as described below.

6. Stock Options. An option to purchase a specified number of shares of Motorola Solutions’ common stock (“Stock Options”) may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option.

Except with respect to awards under Section 16 of the Plan, the exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of Motorola Solutions’ common stock on the date the Stock Option is granted (the “Exercise Price”).

Stock Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, such period shall not exceed ten years from the date of grant. Stock Options may not include the right to be credited with dividend equivalents.

The Exercise Price, upon exercise of any Stock Option, shall be payable to Motorola Solutions in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares having a Fair Market Value at the time of exercise equal to the Exercise Price or certification of ownership of such previously-acquired shares, (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola Solutions the amount of sale proceeds from the Stock Option shares to pay the Exercise Price and any withholding taxes due to Motorola Solutions, (d) subject to the approval of the Committee, by a “net exercise” arrangement pursuant to which the number of shares issuable upon exercise of the Stock Option shall be reduced by the largest whole number of shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole shares to be issued shall be paid by the participant in cash or other form of payment approved by the Committee, and (e) such other methods of payment as the Committee, at its discretion, deems appropriate.

Except with respect to certain adjustments under Section 15 hereof, the terms of outstanding Stock Options may not be amended to reduce the Exercise Price of outstanding Stock Options or cancel outstanding Stock Options in exchange for cash, other awards or Stock Options with an Exercise Price that is less than the Exercise Price of the original Stock Options (including through a Stock Option exchange) without stockholder approval.

7. Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the Exercise Price of the related Stock Option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. Except with respect to awards under Section 16 of the Plan, the grant price of any other SAR shall be equal to the Fair Market Value of Motorola Solutions’ common stock on the date of its grant.

An SAR may not include the right to be credited with dividend equivalents.

An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a substitute SAR or ten years in the case of any other SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola Solutions in an amount determined by multiplying the excess of the Fair Market Value of a share of Motorola Solutions’ common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR payment which may be made only in stock. Except with respect to certain adjustments under Section 15 hereof, the terms of outstanding awards may not be amended to reduce the grant price of outstanding SARs or cancel outstanding SARs in exchange for cash, other awards or SARs with a grant price that is less than the grant price of the original SARs without stockholder approval.

8. Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. “Restricted Stock” provides participants the right to receive shares after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. “Restricted Stock Units” provide participants the right to receive shares or, if provided in an award agreement, cash, at a future date after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)

a requirement that the holder forfeit (or in the case of shares or units sold to the participant, resell to Motorola Solutions at cost) such shares or units in the event of termination of employment during the period of restriction; or

(c)	the attainment of performance goals including without limitation those described in Section 13 hereof.

All restrictions shall expire at such times as the Committee shall specify. In the Committee’s discretion, participants may be entitled to dividends or dividend equivalents on awards of Restricted Stock or Restricted Stock Units, which shall not be payable until such time as the award of Restricted Stock or Restricted Stock Unit vests in accordance with the terms of such grant.

9. Deferred Stock Units. “Deferred Stock Units” provide a participant a vested right to receive shares of Motorola Solutions’ common stock, including in lieu of other compensation at termination of employment or service or at a specific future designated date. In the Committee’s discretion, Deferred Stock Units may include the right to be credited with dividend equivalents in accordance with the terms and conditions of the units, which shall not be payable until such time as the award of Deferred Stock Units is payable.

10. Performance Shares. The Committee shall designate the participants to whom long-term performance stock (“Performance Shares”) are to be awarded and determine the number of shares, the length of the performance period (“Performance Period”), and the other terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each award of Performance Shares shall entitle the participant to a payment in the form of shares of Motorola Solutions’ common stock upon the attainment of performance goals and other terms and conditions specified by the Committee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of shares of Motorola Solutions’ common stock otherwise required to be issued to a participant pursuant to a Performance Share award.

Notwithstanding the satisfaction of any performance goals, the number of shares of Motorola Solutions’ common stock granted under a Performance Share award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine.

In the Committee’s discretion, participants may be entitled to dividends or dividend equivalents on awards of Performance Shares, which shall not be payable until such time as the award of Performance Shares vests in accordance with the terms of such grant.

11. Performance Cash Awards. The Committee shall designate the participants to whom cash incentives based upon long-term performance (“Performance Cash Awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award; provided that the stated performance period will not be less than 12 months. Each Performance Cash Award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, substitute actual shares of Motorola Solutions’ common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Cash Award.

12. Other Stock or Cash Awards. In addition to the incentives described in Sections 6 through 11 hereof, the Committee may grant other incentives payable in cash or in Motorola Solutions’ common stock under the Plan including, without limitation, awards consisting solely of unrestricted shares of Motorola Solutions’ common stock, as it determines to be in the best interests of Motorola Solutions and subject to such other terms and conditions as it deems appropriate (“Other Stock or Cash Awards”).

13. Performance Criteria. Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Cash Awards and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria which may include (but will not be limited to) the following: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; gross margin; operating margin; net profit; net sales; sales growth; price of Motorola Solutions’ common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under an objective methodology established by the Committee prior to the issuance of an award which is consistently applied.

In the event that, during any Performance Period, any recapitalization, reorganization, merger, acquisition, Divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Committee, in its sole and absolute discretion, of distorting the applicable performance goals (including Performance Criteria) involving the Company, including, without limitation, changes in accounting standards, the Committee may adjust or modify, as determined by the Committee, in its sole and absolute discretion, the calculation of the performance goals (including Performance Criteria), to the extent necessary to prevent reduction or enlargement of the participants’ awards under the Plan for such Performance Period attributable to such transaction, circumstance or event. All determinations that the Committee makes pursuant to this Section 13 shall be conclusive and binding on all persons for all purposes. “Divestiture” means the effect of a merger, acquisition or the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary.

14. Change in Control. If the participant has in effect an employment, retention, severance or similar agreement with the Company that discusses the effect of a change in control on the participant’s awards (a “Separate Agreement”), then the terms of the Separate Agreement shall control. If no Separate Agreement exists, except as otherwise specified in an award agreement, the provisions of this Section 14 shall apply upon a Change in Control of Motorola Solutions. Upon a Change in Control, each outstanding award under the Plan may be assumed by the successor corporation (or parent thereof) or replaced with an award that preserves the existing value of the award at the time of the Change in Control and shall provide for subsequent payout in accordance with the same vesting schedule applicable to the original award; provided, however, that with respect to any awards assumed or replaced in relation to a Performance Share or other performance-based award outstanding under the Plan, such award shall be (a) no longer subject to any performance condition, which shall be deemed satisfied at the target performance level for such assumed or replaced award and (b) subject only to a time-based vesting period substantially equivalent to the applicable remaining Performance Period for such award; further provided, however, with respect to any awards that are assumed or replaced, such assumed or replacement awards shall be subject to “double-trigger” vesting as follows: (i) if a participant is involuntarily terminated (for a reason other than “Cause”) or (ii) quits for “Good Reason,” in each case, within 24 months following the Change in Control, such assumed or replacement awards shall immediately vest upon such termination of employment.

In the event the successor corporation in a Change in Control does not assume the award or substitute for the award an economically equivalent award that meets the requirements of the immediately preceding paragraph of this Section 14 above, notwithstanding any other provision of the Plan to the contrary, immediately upon occurrence of the Change in Control (i) all outstanding Stock Options and SARs shall become vested and exercisable; (ii) all restrictions on Restricted Stock and Restricted Stock Units shall lapse; (iii) all performance goals and Performance Criteria shall be deemed achieved at target levels and all other terms and conditions met; (iv) all Performance Shares shall be delivered, all Performance Units, Performance Cash Awards, Deferred Stock Units and Restricted Stock Units shall be paid out as promptly as practicable; and (v) all Other Stock or Cash Awards shall be delivered or paid.

The term “Cause” shall have the same meaning as specified in the participant’s Separate Agreement. If no such Separate Agreement exists or such Separate Agreement does not define Cause (or such similar term), then Cause shall mean, with respect to any participant, (i) the participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) the participant’s willful engagement in gross misconduct in the performance of the participant’s duties that materially injures the Company or a Subsidiary.

The term “Good Reason” shall have the same meaning as specified in the participant’s Separate Agreement. If no such Separate Agreement exists or such Separate Agreement does not define Good Reason (or such similar term), then Good Reason shall mean, with respect to any participant, without such participant’s written consent, (i) the participant is assigned duties materially inconsistent with his or her position, duties, responsibilities and status with the Company or a Subsidiary during the 90-day period immediately preceding a Change in Control, or the participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), (ii) the Company reduces the participant’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, (iii) the Company or a Subsidiary requires the participant regularly to perform his or her duties of employment beyond a fifty (50) mile radius from the location of the participant’s employment immediately prior to the Change in Control, or (iv) the Company purports to terminate the participant’s employment other than pursuant to a notice of termination which indicates the participant’s employment has been terminated for “Cause” (as defined above) and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the participant’s employment.

A “Change in Control” shall mean:

A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not Motorola Solutions is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola Solutions representing 20% or more of the combined voting power of Motorola Solutions’ then outstanding securities (other than Motorola Solutions or any employee benefit plan of Motorola Solutions; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Motorola Solutions’ securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola Solutions in which Motorola Solutions is not the surviving or continuing corporation or pursuant to which shares of Motorola Solutions’ common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola Solutions in which the holders of Motorola Solutions’ common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola Solutions other than any such transaction with entities in which the holders of Motorola Solutions’ common stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola Solutions approve any plan or proposal for the liquidation or dissolution of Motorola Solutions, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

In the event that a payment or delivery of an award following a Change in Control would not be a permissible distribution event, as defined in Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such benefit, or (ii) the date of termination of the participant’s employment or service with the Company or six months after such termination in the case of a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code.

15. Adjustment Provisions.

(a) In the event of any change affecting the number, class, market price or terms of the shares of Motorola Solutions’ common stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of shares of Motorola Solutions’ common stock other than a regular cash dividend (any of which is referred to herein as an “equity restructuring”), then the Committee shall make an equitable substitution or adjustment in the number or class of shares which may be issued under the Plan in the aggregate or to any one participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the Plan as it deems appropriate.

(b) In direct connection with a Divestiture, the Committee may authorize the assumption or replacement of affected participants’ awards by the spun-off facility or organizational unit or by the entity that controls the spun-off facility or organizational unit following disaffiliation.

(c) In the event of any merger, consolidation or reorganization of Motorola Solutions with or into another corporation which results in the outstanding Motorola Solutions’ common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of Motorola Solutions’ common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Motorola Solutions’ common stock will be entitled pursuant to the transaction. In addition, for any Stock Option or SAR with an Exercise Price greater than the consideration offered in connection with a Change in Control, the Committee may in its discretion elect to cancel such Stock Option or SAR without any payment to the person holding such Stock Option or SAR.

(d) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the Exercise Price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs with an Exercise Price that is less than the Exercise Price of the original Stock Options or SARs without stockholder approval.

16. Substitution and Assumption of Benefits. The Board or the Committee may authorize the issuance of benefits under the Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Motorola Solutions or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization. The terms and conditions of the substitute awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any substitute awards granted under the Plan shall not count against the share limitations set forth in Section 4 hereof, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the NYSE.

17. Nontransferability. Each benefit granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to members of the immediate family of the participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders. “Members of the immediate family” means the participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

18. Taxes. Motorola Solutions shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and Motorola Solutions may defer making payment or delivery as to any award, if any such tax is payable, until indemnified to its satisfaction. In connection with the exercise of a Stock Option or the receipt or vesting of shares of Motorola Solutions’ common stock hereunder, a participant may, as determined by the Committee, pay all or a portion of any withholding as follows: (a) with the consent of the Committee, by having Motorola Solutions withhold shares of Motorola Solutions’ common stock having a Fair Market Value equal to the amount required to be withheld; (b) by delivering irrevocable instructions to a broker to sell shares of Motorola Solutions’ common stock and to promptly deliver the sales proceeds to Motorola Solutions for the amount required to be withheld; (c) by cash or certified check; or (d) through such other methods as approved by the Committee. The shares of common stock used for tax or other withholding will be valued at an amount equal to the Fair Market Value of such shares of common stock on the date the benefit is to be included in participant’s income. In no event will the Fair Market Value of the shares of common stock to be withheld and delivered pursuant to this Section 18 exceed the minimum required statutory withholding amount, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, and (ii) such additional withholding amount is authorized by the Committee.

19. Duration of the Plan. No award shall be made under the Plan more than ten years after the Restatement Date; provided, however, that the terms and conditions applicable to any Stock Option or SAR granted on or before the ten year anniversary of the Restatement Date may thereafter be amended or modified by mutual agreement between Motorola Solutions and the participant, or such other person as may then have an interest therein.

20. Amendment and Termination. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to the Plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof in a manner adverse to participants without the participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in shares of Motorola Solutions’ common stock for outstanding Stock Options without a participant’s consent. The Company shall obtain stockholder approval of any Plan amendment (a) which would change the aggregate share limitation set forth in Section 4 hereof or (b) to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

21. Fair Market Value. The “Fair Market Value” of shares of Motorola Solutions’ common stock at any time shall mean the closing price for a share of Motorola Solutions’ common stock on the date as of which such value is being determined as reported for the NYSE—Composite Transactions in the Wall Street Journal at www.wsj.com. In the event the NYSE is not open for trading on such date, or if Motorola Solutions’ common stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of Motorola Solutions’ common stock on the immediately preceding date for which transactions were reported; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

22. Other Provisions.

(a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of Motorola Solutions’ common stock after exercise or vesting of benefits, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition, nonsolicitation or confidentiality agreements following termination of employment. Awards under the Plan shall be subject to, as applicable, any compensation recovery policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policy may be amended from time to time.

(b) In the event any benefit under the Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan and the Board or the Committee may, in its discretion, establish one or more sub-plans to reflect such modified provisions. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to participants in any jurisdiction which is not the subject of such sub-plan.

(c) The Committee, in its sole discretion, may require a participant to have amounts or shares of Motorola Solutions’ common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account.

(d) Neither the Plan nor any award shall confer upon a participant any right with respect to continuing the participant’s employment with the Company; nor shall they interfere in any way with the participant’s right or the Company’s right to terminate such relationship at any time, with or without Cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

(e) No fractional shares shall be issued or delivered pursuant to the Plan or any award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(f) Payments and other benefits received by a participant under an award made pursuant to the Plan shall not be deemed a part of a participant’s compensation for purposes of determining the participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, notwithstanding any provision of such plan to the contrary, unless the Committee expressly provides otherwise in writing.

(g) The Committee may permit participants to defer the receipt of payments of awards pursuant to such rules, procedures or programs it may establish for purposes of the Plan. Notwithstanding any provision of the Plan to the contrary, to the extent that awards under the Plan are subject to the provisions of Section 409A of the Code, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section. Notwithstanding any provision of the Plan to the contrary, if a participant is a “specified employee” (certain officers of Motorola Solutions or its Subsidiaries or certain employee-stockholders of Motorola Solutions, both within the meaning of U.S. Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time and in accordance with U.S. Treasury Regulation Section 1.409A-1(i)) on the date of the participant’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code that the participant is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six-month period immediately following the date of the participant’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of the participant’s termination of employment, and (ii) the participant’s death.

(h) All obligations of the Company under the Plan or any award agreement will be binding on any assigns or successors to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation or otherwise.

(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an award agreement to the contrary, nothing in this Plan or in an award agreement prevents a participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

23. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Illinois (without regard to any state’s conflict of laws principles). Any legal action related to the Plan shall be brought only in a federal or state court located in Illinois.

24. Stockholder Approval. The Plan was originally adopted by the Board on February 23, 2006, and the first Amendment and Restatement was adopted by the Board on March 9, 2015 and approved by the stockholders on May 18, 2015. This Amendment and Restatement was adopted by the Board on March 10, 2022, subject to approval by stockholders at the annual meeting of stockholders on May 17, 2022, which stockholder approval was obtained.